EXHIBIT 99.1

FOR IMMEDIATE RELEASE


          U.S. AGGREGATES ANNOUNCES REQUEST FOR LOWER PURCHASE PRICE OF
                            SOUTHEASTERN OPERATIONS


Draper, Utah, September 28, 2001 - U.S Aggregates, Inc. (NYSE: AGA) today announced that due to delays in receiving necessary approvals, it will be unable to close the sale of its southeastern operations to Florida Rock Industries, Inc. by the October 8, 2001 date specified in the purchase contract. Accordingly, U.S. Aggregates has requested an extension of this October 8 date. In response to this request for an extension Florida Rock has requested certain contract modifications that would include a substantial, although not yet definitive, reduction in the purchase price for these assets. U.S. Aggregates remains in negotiations with Florida Rock with respect to these matters. In addition, U.S. Aggregates is engaged in discussions with its senior and subordinated lenders regarding financial alternatives.

Founded in 1994, U.S. Aggregates, Inc. ("USAI ") is a producer of aggregates. Aggregates consist of crushed stone, sand and gravel. The Company's products are used primarily for construction and maintenance of highways and other infrastructure projects as well as for commercial and residential construction.

CERTAIN MATTERS DISCUSSED IN THIS RELEASE CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION BASED ON MANAGEMENT'S BELIEF AS WELL AS ASSUMPTIONS MADE BY AND INFORMATION CURRENTLY AVAILABLE TO MANAGEMENT. SUCH STATEMENTS ARE SUBJECT TO RISKS, UNCERTAINTIES AND ASSUMPTIONS INCLUDING, AMONG OTHER MATTERS, FUTURE GROWTH IN THE CONSTRUCTION INDUSTRY; THE ABILITY OF U.S. AGGREGATES TO COMPLETE ACQUISITIONS AND EFFECTIVE INTEGRATION OF ACQUIRED COMPANIES' OPERATIONS; TO FUND ITS LIQUIDITY; AND GENERAL RISKS RELATED TO THE MARKETS IN WHICH U.S. AGGREGATES OPERATES. SHOULD ONE OR MORE OF THESE RISKS MATERIALIZE, OR SHOULD UNDERLYING ASSUMPTIONS PROVE INCORRECT, ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE PROJECTED. ADDITIONAL INFORMATION REGARDING THESE RISK FACTORS AND OTHER UNCERTAINTIES MAY BE FOUND IN THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.

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